Exhibit 99.1

February 14, 2007

Federal Home Loan Bank of San Francisco Reports Annual and Quarterly Operating Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced that 2006 net income rose $173 million, or 47%, to $542 million from $369 million for 2005. Net income for the fourth quarter of 2006 rose $45 million, or 41%, to $155 million from $110 million for the prior-year period. These increases primarily reflected growth in net interest income, as well as differences in fair value adjustments for the respective periods.

Net interest income for 2006 rose $156 million, or 23%, to $839 million from $683 million for 2005. Net interest income for the fourth quarter of 2006 rose $41 million, or 22%, to $228 million from $187 million for the prior-year period. The increases in net interest income were primarily driven by the effect of higher interest rates on higher average capital balances, combined with higher average interest-earning assets.

During 2006, total assets grew $21.3 billion, or 10%, to $244.9 billion from $223.6 billion, chiefly as a result of growth in advances. Members increased their outstanding advances by $20.8 billion, or 13%, to $183.7 billion from $162.9 billion. In total, 162 institutions increased their advances during 2006, while 89 institutions decreased their advances.

Net income also reflects the net effect of fair value adjustments on trading securities, derivatives, and hedged items, after assessments, which resulted in net fair value gains of $9 million in 2006 and $7 million in the fourth quarter of 2006, compared to net fair value losses of $44 million in 2005 and $5 million in the fourth quarter of 2005. In all periods, most of the fair value adjustments were unrealized, and the 2005 losses reflected the reversal of unrealized fair value gains from prior periods. Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of December 31, 2006, the cumulative effect of SFAS 133 was a net unrealized gain of $26 million.

The Bank's 2006 dividend rate is 5.41%, compared to 4.44% for 2005. The dividend rate for the fourth quarter of 2006 is 5.83% (annualized), up from 4.67% for the fourth quarter of 2005. The Bank plans to pay the fourth quarter dividend in the form of capital stock on February 16, 2007. The increases in the annual and quarterly dividend rates reflect a higher yield on invested capital during 2006 and the fourth quarter of 2006 compared to the same periods in 2005.

In the fourth quarter of 2006, the Bank made available for dividends all of its earnings, excluding the effects of SFAS 133, after the retention of $7 million for the buildup of retained earnings. The dividend payout ratio was 97.74% of net income for the quarter. Starting in the first quarter of 2007, the Bank intends to make available for dividends 90% of its earnings, excluding the effects of SFAS 133, to continue building retained earnings to its target amount of $296 million, in accordance with its amended Retained Earnings and Dividend Policy.

Financial Highlights
(Unaudited)

(Dollars in millions)	Dec. 31, 2006	Dec. 31, 2005	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$244,915	$223,602	10%
Advances	183,669	162,873	13
Mortgage Loans	4,630	5,214	(11)
Held-to-Maturity Securities	30,348	29,691	2
Interest-Bearing Deposits
in Banks	9,323	6,899	35
Federal Funds Sold	15,443	16,997	(9)
Consolidated Obligations:
Bonds	199,300	182,625	9
Discount Notes	30,128	27,618	9
Capital Stock - Class B -
Putable	10,616	9,520	12
Total Capital	10,754	9,648	11

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Percent Change	Dec. 31, 2006	Dec. 31, 2005	Percent Change
Operating Results
Net Interest Income	$228	$187	22%	$839	$683	23%
Other (Loss)/Income	9	(15)	(160)	(10)	(100)	(90)
Other Expense	25	23	9	90	81	11
Assessments	57	39	46	197	133	48
Net Income	$155	$110	41%	$542	$369	47%

Other Data
Net Interest Margin	0.38%	0.35%	9%	0.37%	0.34%	9%
Operating Expenses as a
Percent of Average Assets	0.04	0.04	-	0.03	0.04	(25)
Return on Assets	0.26	0.20	30	0.23	0.18	28
Return on Equity	5.88	4.70	25	5.40	4.22	28
Annualized Dividend Rate	5.83	4.67	25	5.41	4.44	22
Dividend Payout Ratio[1]	97.74	97.59	-	98.47	102.96	(4)
Capital to Assets Ratio[2]	4.44	4.34	2	4.44	4.34	2
Duration Gap (in months)[3]	1	1	-	1	1	-

1     This ratio is calculated as dividends declared per share divided by net income per share.
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)

(Dollars in millions)	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005
Selected Balance Sheet Items at Period End
Total Assets	$244,915	$231,719	$233,750	$227,213	$223,602
Advances	183,669	174,538	167,356	164,004	162,873
Mortgage Loans	4,630	4,775	4,928	5,079	5,214
Held-to-Maturity Securities	30,348	29,824	30,825	29,963	29,691
Interest-Bearing Deposits
in Banks	9,323	12,568	16,519	9,195	6,899
Federal Funds Sold	15,443	8,600	12,306	16,244	16,997
Consolidated Obligations:
Bonds	199,300	197,711	187,769	198,305	182,625
Discount Notes	30,128	19,653	29,325	14,541	27,618
Capital Stock - Class B -
Putable	10,616	10,301	10,049	10,007	9,520
Total Capital	10,754	10,437	10,181	10,135	9,648

Quarterly Operating Results
Net Interest Income	$228	$217	$201	$193	$187
Other (Loss)/Income	9	(3)	(6)	(10)	(15)
Other Expense	25	23	21	21	23
Assessments	57	51	46	43	39
Net Income	$155	$140	$128	$119	$110

Other Data
Net Interest Margin	0.38%	0.38%	0.36%	0.34%	0.35%
Operating Expenses as a
Percent of Average Assets	0.04	0.03	0.03	0.03	0.04
Return on Assets	0.26	0.24	0.23	0.21	0.20
Return on Equity	5.88	5.59	5.23	4.87	4.70
Annualized Dividend Rate	5.83	5.54	5.22	5.03	4.67
Dividend Payout Ratio1	97.74	97.54	98.09	100.93	97.59
Capital to Assets Ratio2	4.44	4.55	4.39	4.48	4.34
Duration Gap (in months)3	1	1	1	1	1

1     This ratio is calculated as dividends declared per share divided by net income per share.
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "plans" and "intends," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com